Contract registration No.: NJLXKJ-CG-Beijing Baosheng Technology-20210825

Exhibit 4.3

Service Contract of [T3 Travel Effect Delivery Agency Framework]

Project name: [T3 Travel Effect Delivery Agency Framework]

Party A: Nanjing Lingxing Technology Co., Ltd.

Party D: [Beijing Baosheng Network Technology Co., Ltd.]

Signed on: [September 5, 2021]

Signed at: [Jiangning District, Nanjing]

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Contract registration No.: NJLXKJ-CG-Beijing Baosheng Technology-20210825

Service Contract of [T3 Travel Effect Delivery Agency Framework]

Party A: Nanjing Lingxing Technology Co., Ltd.

Address: F18, Building A1, Jiulonghu International Enterprise Headquarters Park, No. 19 Suyuan Avenue, Jiangning District, Nanjing

Party D: Beijing Baosheng Network Technology Co., Ltd.

Address: F15, Block B, Yonghe Building, No. 28 Andingmen East Street, Dongcheng District, Beijing

In accordance with the provisions of the Civil Code of the People's Republic of China and relevant laws and regulations, both parties agree to sign the Contract for mutual compliance through full and friendly negotiation between both parties.

1.0	Definition
1.1

T3 Travel Platform: Refers to the travel platform that provides users with online taxi booking services and other related services. The platform operator/service provider is Nanjing Lingxing Technology Co., Ltd. (or its designated affiliated company), including but not limited to "T3 Travel" mobile phone software, wap, WeChat applet and other software/website platforms.

1.2	T3 Travel: Refers to Nanjing Lingxing Technology Co., Ltd. or its affiliated company.
1.3	Users: Refer to consumers who have registered on and signed agreements with T3 Travel Platform, and received platform services.
1.4

Online car-hailing services: Refer to the service platforms based on internet technology that integrate supply and demand information and allow qualified vehicles and drivers to provide booking non-cruise tax rental services.

1.5

Affiliated company: Refer to the subject that is directly or indirectly controlled by any legal entity, the subject controls, or is jointly controlled with the subject. "Control" refers to more than 50% of voting shares directly or indirectly held or controlled.

1.6

Peer companies: Refer to any other brand and entities under the brand that engage in or plan to provide competitive products or engage in competitive business other than T3 Travel and/or its designated/authorized affiliated company. For the purposes of the Agreement, peer companies include but are not limited to all

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Contract registration No.: NJLXKJ-CG-Beijing Baosheng Technology-20210825

companies and their affiliated companies at home and abroad using travel businesses of "DIDI", "Baidu", "Amapauto", "Shouqi Limousine & Chauffeur", "Yidao", "Uber (China)", "China Auto Rental", "UCAR", "Dida Chuxing", "CAOCAO", "edaijia", "Meituan.com", "Dingding Yueche", "letzgo", "M-GO", "ttyongche", "saicmobility", Ontime, wsecar, hellobike, Ctrip, LY.COM and other brands.

2.0	Cooperation contents
2.1

Party A entrusts Party D to provide Party A with professional services in terms of [effect delivery], that is, [headline information flow delivery] (hereinafter referred to as [effect delivery service]) for the promotion of its brand. See Technical Requirements for the content description and time arrangement of [effect delivery service]. If there is any additional cooperation between both parties except the products agreed in this Article during the term of the Contract, both parties shall sign a supplementary agreement to confirm it.

3.0	Price and payment
3.1

[Party D shall deliver according to the order confirmed by Party A after approval] The specific final settlement shall be subject to the amount actually incurred in the framework and confirmed by Party A's designated email. After the delivery, Party D shall submit the acceptance materials on time (including but not limited to PPT for effect resumption, line screenshots of some point location, consumption reconciliation table, screenshots of delivery backstage, etc.). After being accepted by Party A, Party D shall first issue a compliant and valid VAT invoice with a tax rate of 6%, and Party A shall make the payment within 30 working days after receiving the correct VAT invoice. If the service provided by Party D fails to be accepted by Party A, and/or the invoice issuance is delayed or incorrect, Party A shall not bear any liability for breach of contract due to delay in payment. If Party D issues invoices before the final acceptance date of Party A without Party A's notice, the payment date shall start from the final acceptance date of Party A. The total amount includes but is not limited to material costs, labor costs, transportation costs, taxes and other related expenses.

3.2	Mode of payment:

Party A shall pay the above fees to the following designated accounts of Party D by bank transfer or telegraphic transfer:

Account name: Beijing Baosheng Network Technology Co., Ltd.

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Opening bank: Beijing Shijingshan Wenchuang Sub-branch of Bank of Hangzhou Co., Ltd.

Bank account number:

Party A's billing information is as follows:

Name: Nanjing Lingxing Technology Co., Ltd.

Taxpayer identification number:

Address and tel:

Opening bank and account number:

3. Rights and obligations of both parties

3.3	Rights and obligations of Party A

4.1.1 Party A shall make a payment to Party D in accordance with the Contract.

4.1.2 Party A has the right to supervise the services provided by Party D, put forward opinions and requirements, and designate a special person to put forward suggestions, opinions or instructions on the services provided by Party D.

4.1.3 Party A shall cooperate with the services provided by Party D as agreed herein and provide Party D with necessary materials and information.

4.1.4 If Party D's project implementation effect fails to meet Party A's requirements and expectations, Party A has the right to deduct money according to the annex list involved in the activity effect.

4.1.5 Party A guarantees that the activities it requires Party D to carry out do not contain any illegal contents (such as yellow and reactionary information contents and contents prohibited by the state, etc.) and meet the requirements of relevant laws, regulations and rules and regulations.

3.4	Rights and obligations of Party D

4.2.1 Party D shall organize a capable team to complete the investigation, survey, planning, preparation, reporting, production and other related work of the project within the time stipulated herein.

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4.2.2 Party D shall be responsible for the planning and implementation of all the service contents involved herein. If the specific implementation plan has been agreed in the annexes, it shall be implemented according to the specific implementation plan of the annexes; if it is not agreed in the annexes or Party A makes adjustments according to the actual needs, Party D shall confirm the specific activity budget with Party A and provide specific implementation plans, which shall be strictly implemented after being reviewed and confirmed by Party A.

4.2.3 Party D shall deliver the service items and/or deliverables that meet the requirements to Party A on schedule as agreed in herein. Party A has the right to provide rectification or change opinions to Party D at any time when the Contract is performed, and Party D shall give timely feedback and cooperate with adjustment.

4.2.4 Party D shall be responsible for the publicity of the effect delivery during the cooperation period, and shall be responsible for the accuracy, validity and completeness of the materials or information provided by Party D, so as to complete the work described herein in a timely and accurate manner.

4.2.5 During the implementation of each sub-project, if the actual implementation situation is changed, Party D shall obtain the written consent and confirmation email from Party A, otherwise Party A has the right to refuse to pay relevant money. Without written confirmation by Party A in the form of seal, Party D shall not increase any expenses for any reason; at the same time, Party A’s personnel (including any personnel of Party A) have no right to confirm Party D's increase in fees by mail or in writing on behalf of Party A and the confirmation of any additional fees; fee optimization or reduction of Party D is not subject to this restriction.

4.2.6 The Contract signed between Party D and any third party shall not affect Party D's performance of relevant obligations to Party A.

5.0 Delivery and acceptance

5.1 Party D shall provide Party A with the following reports:

5.1.1 Periodic reports from time to time (Party A may require Party D to provide corresponding reports according to the specific conditions of the project); Party A has the right to put forward the implementation opinions to Party D through authorized email within 7 working days after receiving the report, which does not include the changes in the acceptance standards originally agreed by both parties.

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Party D shall make rectification according to Party A's requirements and time limit, and provide a report again.

5.1.2 Final report after completion of the project.

5.2 After all the projects are fulfilled, Party D shall provide the final report to Party A. Party A has the right to put forward final acceptance opinions to Party D after receiving the final report provided by Party D. If Party A fails to pass the acceptance, Party D shall make a rectification according to Party A's requirements and time limit, and provide a report again. If Party A still fails to pass the acceptance, it has the right to refuse to pay relevant expenses.

5.3 Both parties recognize the acceptance criteria of Party D's services shall be subject to the detailed technical requirements of specific projects agreed in the annexes hereto, the contents of authorized emails of both parties during the performance of the Contract, and the orders issued by Party A before the commencement of each project. Before each delivery, Party D shall confirm and deliver according to the order confirmed by Party A after approval. The order shall include clear standards for acceptance. If Party D thinks it unreasonable, it may refuse to deliver. At the same time, both parties terminate the Contract and do not bear the liability for breach of contract; if Party D delivers it, it shall be deemed to agree on Party A's order requirements. If Party D's assessment is D according to the requirements of the order or the annexes, or a single order fails to be accepted, Party A may refuse to pay the fees for the corresponding order, and may unilaterally notify Party D to terminate the Contract without any liability for breach of contract.

6.0	Representations and warranties

Both parties represent and warrant that

6.1	They have the right to enter into the Agreement and has all the rights, authorizations and permissions necessary to enter into and fully perform the Contract;
6.2	Their performance of the Agreement will not violate any contractual clauses, obligations, laws, regulations or decrees that they are bound upon;
6.3	There is no claim, lien or lawsuit against or endangering the other party, which will affect the rights of the other party under the Agreement;
6.4	Their performance of the Agreement does not infringe upon the intellectual property rights of any third party;
6.5	They provide considerate and skilled services in accordance with the relevant requirements of the Agreement;

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6.6	Notwithstanding the above agreement, if there is a special agreement in the clause, the special agreement shall prevail.
7.0	Liability for breach of contract
7.1	If one party violates the representations and warranties mentioned in Article 6.0, the other party shall have the right to terminate the Contract unilaterally without liability for breach of contract.
7.2

The observant party has the right to investigate the direct and indirect economic losses of the delinquent party, including but not limited to notary fees, appraisal fees, evaluation fees, attorney fees, legal fees, preservation fees, travel expenses, accommodation fees, etc., and related legal liabilities.

7.3

In addition to force majeure and Party D's breach of contract, if Party A makes the overdue payment due to its own reasons, it shall pay Party D three over ten thousand of the unpaid amount as liquidated damages every day.

7.4

In addition to force majeure and Party A's breach of contract, If Party D fails to provide Party A with services and/or materials that meet the requirements of the Contract within the time agreed herein, Party A has the right to refuse to pay all the contract fees to Party D. If Party A has paid or partially paid the said fees, Party D agrees to refund all the fees paid by Party A and pay Party A liquidated damages equivalent to 30% of the total contract fees, which is reasonable and not based on Party A's actual losses. If the aforesaid liquidated damages cannot make up for the losses caused to Party A's company by Party D's breach of contract, Party D shall also compensate Party A additional losses.

7.5

Party D shall ensure the provision of safe and reliable services. In case of personal or property injuries caused by articles or equipment set up by Party D or personnel hired by Party D, Party D shall be responsible for settlement and compensation. Party D shall be liable for any loss caused to Party A (including Party A's affiliated company) or any third party due to the articles or equipment set up by Party D or the personnel hired by Party D.

7.6

If something wrong with the services hereunder due to Party D, or Party D causes adverse effects or losses to Party A during or due to the performance of the Contract, and the services or deliverables provided by Party D infringe upon the legitimate rights and interests of any third party, Party D shall immediately take remedial measures at the first time or within the time required by Party A, and the expenses incurred and the losses incurred by Party A shall be borne by Party D.

8.0	Confidentiality clauses

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8.1

Confidential information such as technical secrets and business secrets (hereinafter collectively referred to as "Confidential Information") obtained by both parties from each other (including its branches, holding companies, joint ventures and affiliated company) in the process of signing and performing the Contract shall be kept confidential. The technical secrets include but are not limited to the work progress, technical scheme, engineering design, circuit design, manufacturing method, formula, process flow, technical index, computer software, database, research and development records, technical reports, test reports, inspection reports, experimental data, test results, drawings, samples, prototypes, models, molds, operation manuals, technical documents, related correspondence, etc. Business secrets include but are not limited to the negotiation between both parties, any documents signed, including all information contained in contracts, agreements, memorandums and other documents, customer lists, marketing plans, procurement materials, pricing policies, financial materials, purchase channels, information about legal affair, information about human resources, etc. Confidential information also includes user information obtained by both parties during the performance of the Contract ("users" include individual users and enterprise users).

8.2

During the validity period of the Contract or at any time after the termination of the Contract, without the written consent of the other party, either party shall use or disclose, sell, lease, transfer, license or share with a third party any confidential information of the other party, whether oral or written, or in the form of disk, film or electronic parts, except for the purpose of performing the Contract. Either party has the obligation to protect the confidential information by no less than the means taken to protect its own business secrets. Either party may disclose the confidential information only for the purposes of the Contract to its employees who have the necessary knowledge of the confidential information, but at the same time instruct their employees to comply with the confidentiality obligations stipulated in this Article. Personal information and important data obtained by either party according to law during the signing and performance of the Contract shall be stored in China according to law and shall not be provided overseas.

8.3	Unless otherwise agreed, this confidentiality clause continues to be valid.
9.0	Intellectual property rights
9.1

If Party A provides Party D with materials required for marketing activities, including but not limited to videos, audio, pictures, texts, data, etc., Party A guarantees that the contents of such materials will not infringe upon the legitimate rights and interests of any third party. The provision of materials by Party A to Party D does not mean the transfer of any rights., including but not limited to video, audio,

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pictures, text, data, etc. provided by Party A, and the contents produced by Party D with this material or for the purpose of the Contract; all intellectual property rights and other rights and interests shall belong to Party A.

9.2

Party D guarantees that the materials provided by Party D to Party A and the contents produced for the purpose of the Contract, including but not limited to videos, audio, pictures, texts, data, etc., will not infringe upon the legitimate rights and interests of any third party, and shall be responsible for the accuracy, validity and completeness of the materials or information provided by Party D.

9.3

In case of infringement complaints and compensation caused by the materials or achievements provided by either party, the provider shall be responsible for solving them and ensuring that the recipient is exempted from liability.

10.0	Notice and delivery

10.1 Any notice in connection with the Contract shall be given to the designated contact person to the designated address or authorized email according to the information described in the following table:

Name of Party A	Nanjing Lingxing Technology Co., Ltd.	Contact person	Liang Meng/Wang Zhuzhu
Tel	13581589454/15062255445	Authorized email
Designated address
Name of Party D	Beijing Baosheng Network Technology Co., Ltd.	Contact person	Gong Sheng
Tel		Authorized email
Designated address	F15, Block B, Yonghe Building, No. 28 Andingmen East Street, Dongcheng District, Beijing

The designated address shall also apply to the legal address at which any legal

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documents shall be legally served during the execution of any judicial proceedings arising from disputes hereunder.

10.2

Unless otherwise agreed herein, any notice, requirement or request shall be submitted or made in writing, stamped with official seal, sent to the designated address by registered or express mail, or sent by authorized email.

10.3

The time when a notice or communication is deemed to be delivered. If it is delivered by e-mail, the entry time displayed in the transmission record or on the computer shall prevail; if it is delivered by personal service (including express mail delivery), the date of receipt shall prevail; if it is delivered by registered mail, seven days from the date of receipt issued by the post office shall prevail.

10.4

Information change. If either party changes the above information, it shall inform the other party 3 working days in advance in the above-mentioned agreed manner; otherwise, if it fails to receive the written documents such as notice, reply, request or request sent by the other party, which affects the performance of the Contract or causes losses, the other party shall bear the relevant consequences.

11.0	Entry into force, alteration and termination of the Contract
11.1	The Contract shall come into force after both parties affix the special seal for contract, and shall be valid from [August 27, 2021] to [August 26, 2022].
11.2	The modification of the Contract must be agreed by both parties through consultation, and a supplementary contract must be signed.
11.3

If one party materially breaches its obligations under the Agreement and fails to correct the breach within [10] days after being notified of the breach, such breach includes but is not limited to: (1) fraudulent means in the cooperation between both parties or seriously affecting the reputation of the other party due to its behavior; (2) when one party commits an act that damages the image and/or interests of the other party. The observant party shall have the right to terminate the Contract by sending a written notice to the delinquent party [10] days in advance, and the observant party shall not take any responsibility and shall reserve the right to investigate the legal liability of the delinquent party.

11.4

The Agreement may be terminated by the other party at any time by written notice to the other party if one party has serious business crisis, operational difficulties or bankruptcy or company liquidation proceedings.

11.5	Due to the adjustment of business strategy and the change of national policy, Party A has the right to notify Party D in writing [30] days in advance to

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terminate the Contract, and does not have to bear the liability for breach of contract.

12.0	Network security and data security
12.1

If both parties agree that in performing their obligations hereunder, or accept the products or services hereunder, they shall abide by applicable laws and regulations on data and privacy protection. In particular, both parties should ensure that sufficient consent, authorization and permission under applicable laws and regulations are obtained and maintained to ensure that the processing behavior (if any) of the user's personal information hereunder complies with the applicable laws and has obtained clear authorization (if necessary), including collection, storage, use and processing of the user's personal data and information; otherwise, the responsibilities and losses arising therefrom shall be borne by the party itself. Both parties confirm that they are personal information controllers for the personal information (if any) shared by the data provider to the data recipient hereunder, and shall bear the relevant responsibilities of the information controllers for their respective processing behaviors according to law. Both parties shall establish appropriate data security capabilities in accordance with relevant laws, regulations and standards, and tale necessary management and technical measures to ensure network security and data security. If either party discovers security loopholes or data security risk events during cooperation, it shall immediately notify the other party in writing and take corresponding measures in accordance with the law.

13.0	Applicable law and dispute resolution
13.1

Applicable law. The conclusion, validity, interpretation, performance and dispute settlement of the Contract and its annexes shall be governed by the relevant provisions of the laws and regulations of the People's Republic of China in effect at the time of signing the Contract.

13.2

Dispute resolution. Both parties shall settle all disputes arising from the interpretation and execution of the Contract and in connection with the Contract through friendly negotiation. If no agreement can be reached through negotiation, both parties agree to bring a lawsuit to the People's Court with jurisdiction in Jiangning District of Nanjing. During the proceedings, the remainder of the Contract shall continue to be performed except for the part that must be solved in the course of the proceedings.

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14.0	Miscellaneous
14.1

Contract composition and validity order. Both parties know that the Contract and the following documents constitute a complete contract: (1) General Terms and Conditions for Procurement of Product and Services of Nanjing Lingxing Technology Co., Ltd. and its Affiliated Company (hereinafter referred to as "General Terms and Conditions"; (2) Specific Contract (i.e. the Contract); (3) Annex to the Specific Contract. In case of any conflict between the above documents, the validity order is as follows: (1) Quantity, price, payment and delivery clauses in the Annex to the Specific Contract; (2) General Terms and Conditions; (3) The remaining clauses in the Specific Contract.

14.2	Force majeure
14.2.1

Force majeure refers to the following events: War, disturbance, plague, serious fire, flood, earthquake, storm or other natural disasters, and all other events that both parties hereto cannot foresee, prevent or avoid or overcome.

14.2.2

If either party is unable to perform all or part of its obligations hereunder due to force majeure, it shall notify the other party as soon as possible, and shall provide the other party with certificates issued by relevant departments, detailed reports and explanations of the impact of force majeure on the performance of the Contract in writing within a reasonable period after the occurrence of force majeure.

14.2.3

In case of force majeure, either party shall be liable for any loss suffered by the other party due to the failure or delay in performing its obligations hereunder due to force majeure. However, the party affected by force majeure shall be responsible for taking appropriate or necessary measures to reduce or eliminate the impact of force majeure as soon as possible. The party affected by force majeure shall bear the related losses caused by failure to fulfill the responsibility.

14.2.4

Both parties shall decide whether to terminate the Contract or continue to perform the Contract according to the degree of influence of force majeure on the performance of the Contract through negotiation.

14.3

In view of the fact that both parties have input a lot of cooperation resources and energy in cooperation, in order to protect the innovative intellectual property rights invested by Party A in this cooperation project, Party D promises that Party D and its affiliated company (except Party A and/or its designated/authorized affiliated company) will not cooperate with peer

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companies in inter-bank businesses or serve peer companies in inter-bank businesses in any other way (whether paid or unpaid) during the cooperation period. If Party D plans to cooperate with peer companies as agreed in this Article, both parties agree that the cooperation shall be carried out through consultation in advance and the interests of both parties shall not be harmed; otherwise, Party A has the right to unilaterally terminate the Agreement. For the avoidance of doubt, inter-bank businesses refer to other businesses of the same kind, similar or competitive with the cooperation businesses hereunder.

14.4	Nothing herein shall be deemed or construed as a joint venture, partnership or agency relationship between both parties.
14.5

After the termination of the Contract, the intellectual property clauses, confidentiality clauses, liability clauses for breach of contract, dispute resolution clauses and other clauses that should take effect for a long time will continue to be valid and unaffected.

14.6	The Contract supersedes all previous oral or written minutes, memoranda and contracts of both parties on specific matters hereunder.
14.7	The Contract is made in quadruplicate, with two copies held by both parties respectively, which has the same legal effect.
14.8	The Contract consists of main body and annexes. The annexes to the Contract are:

Annex 1: Technical Requirements of Supplier Procurement Project for Effectiveness Delivery from 2021 to 2022

Annex 2: General Terms and Conditions for Procurement of T3 Travel Products and Services-PGTC-01

(The remainder of the page is intentionally left blank)

Party A:	Party B: Beijing Baosheng Network Technology Co., Ltd.
(Seal)	(Seal)
Date: MM DD, YY	Date: MM DD, YY

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Supplementary Agreement to Service Contract of [T3 Travel Effect Delivery Agency Framework]

Party A: Nanjing Lingxing Technology Co., Ltd.

Address: F18, Building A1, Jiulonghu International Enterprise Headquarters Park, No. 19 Suyuan Avenue, Jiangning District, Nanjing

Party D: Beijing Baosheng Network Technology Co., Ltd.

Address: F15, Block B, Yonghe Building, No. 28 Andingmen East Street, Dongcheng District, Beijing

[On August 27, 2021], both parties signed a service contract with the contract names of [NJLXKJ-GG-Beijing Baosheng Technology 20210825] and [T3 Travel Effect Delivery Agency Framework] (hereinafter referred to as "Original Contract"). After friendly negotiation, both parties have reached the following supplementary agreement (hereinafter referred to as "the Agreement") for mutual compliance:

1.0 The agency policy in Article 2.1 of the Original Contract is amended as follows:

Headline information flow agency policy: 2.5%

The rebate is direct cash rebate (except for brand hard advertisement), that is, 1 million * (1-2.5%) = 975,000 for payment.

Note: If the rebate policy involves the New Year, no adjustment will be specified.

2.0 The Supplementary Agreement and the Original Contract previously concluded by both parties constitute a unified whole, and jointly adjust and bind the rights and obligations of both parties in this cooperation project. For matters explicitly agreed in herein, the legal effect of its clauses shall prevail over that of the Original Contract, and for matters not explicitly agreed herein, the Original Contract shall apply.

3.0 The Agreement shall come into force after being sealed by the authorized representatives of both parties, be attached to the Original Contract as an annex, and be terminated with the expiration of the validity of the Original Contract.

4.0 The Contract is made in quadruplicate, with two copies held by both parties respectively, which has the same legal effect.

(The remainder of the page is intentionally left blank)

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Party A:	Party D: Beijing Baosheng Network Technology Co., Ltd.
(Seal)	(Seal)
Date: MM DD, YY	Date: MM DD, YY

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